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                                                                   Exhibit 23



The Board of Directors
Maxxim Medical, Inc.


We consent to incorporation by reference in the registration statements (No. 333-27609 and No. 33-87112) on Form S-8 of Maxxim Medical, Inc. of our report dated December 23, 1997, relating to the consolidated balance sheets of Maxxim Medical, Inc. and subsidiaries as of November 2, 1997 and November 3, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended November 2, 1997, November 3, 1996 and October 29, 1995 and the related financial statement schedule, which report appears in the November 2, 1997, annual report on Form 10-K of Maxxim Medical, Inc. and subsidiaries.




                                                     KPMG PEAT MARWICK LLP



Houston, Texas
January 26, 1998